Exhibit 4.19
English Translation
Mortgage Contract under Loan Contract No. 1300401212008510121
MORTGAGE CONTRACT
IN CONNECTION WITH
CHINA DEVELOPMENT BANK FOREIGN EXCHANGE LOAN

Mortgagor:	Yingli Energy (China) Company Limited

Mortgagee:	China Development Bank

Mortgagor:	Yingli Energy (China) Company Limited
Domicile: No.3399, Chao Yang North Road, Baoding, Hebei Province
Legal Representative: Miao Liansheng
Postcode: 071051
Handling Person: Liu Yang
Tel: 0312-8929705
Fax: 0312-3151881

Mortgagee:	China Development Bank
Domicile: 29, Fuchengmeiwai Avenue, Xicheng District, Beijing
Legal Representative: Chen Yuan
Postcode: 100037
Handling Branch: Heibei Province Branch, CDB
Domicile of Handling Branch: Building B, Yuyuan Plaza, No.9 Yuhua West Road,
Shijiazhuang
Head of the Handling Branch: Wang Lihong
Postcode: 050051
Handling Person: Lu Yilin
Tel: 0311-85518761
Fax: 0311-85288091

In order to ensure the performance by the Borrower, Yingli Energy (China) Company Limited , of the Loan Contract No. 1300401212008510121 it concluded with the Mortgagee (the “Main Contract”), the Mortgagor desires to mortgage to the Mortgagee its assets set forth in the Collateral List (see Appendix) herein as a security in favor of the Mortgagee. Upon consultations and mutual agreement, the Mortgagor and the Mortgagee hereby enter into this Contract:
ARTICLE 1
DEFINITION
Unless otherwise agreed upon herein, relevant capitalized terms in this Contract shall have the same meanings as in the Main Contract.
ARTICLE 2
COLLATERAL
Names and relevant details of the collaterals under this Contract are set out in the annex hereto.
ARTICLE 3
SCOPE OF GUARANTEE
Pursuant to the Main Contract, the Borrower shall borrow from the Mortgagee Seventy Million US Dollars (USD$70,000,000), and the term of such loan shall be 8 years (beginning as from December 24, 2008 and ending as of December, 23 2016).
The scope of guarantee provided by this Contract shall cover any and all principal, interest, penalty interest, indemnity, liquidated damages, damages and pledge realization fees in connection with the entirety of the loan under the Main Contract.
Upon each repayment of the principal of the loan under the Main Contract, the amount of the principal guaranteed under this Contract shall be reduced accordingly.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE MORTGAGOR
(1) The Mortgagor is a lawfully established legal person, possesses a valid business license, and owns its assets and operates its business in accordance with law.

(2) The Mortgagor lawfully holds the title to, or the right of disposal over, the collateral. If, according to the law, the collateral is a property which is mortgagable only upon approval or consent by relevant authorities, the Mortgagor undertakes that such approval or consent shall have been lawfully and validly obtained within 60 days of production start-up or completion-related final accounting of the Project; And there is no dispute whatsoever in respect of the title to, or the right of disposal over, the collateral.
(3) Other than the mortgage created hereunder, there is no security in rem, lease, entrustment , joint ownership or any other ownership dispute of any kind in respect of the collateral hereof.
(4) The Mortgagor has completed all internal authorization procedures necessary for the execution of this Contract and such authorizations are lawful and valid.
(5) All documents and materials furnished by the Mortgagor to the Mortgagee are true, accurate and complete.
The above representations and warranties shall remain valid during the term of this Contract.
ARTICLE 5
OBLIGATIONS OF THE MORTGAGOR
(1) The Mortgagor shall keep the collateral in good condition and shall at all times accept the inspection by the Mortgagee. If, during the course of such inspection, the Mortgagee has made any recommendation which is intended to ensure the good condition of the collateral, the Mortgagor shall adopt corresponding measures in a timely manner. Any cost arising out of the keeping and maintenance of the collateral shall be borne by the Mortgagor.
(2) Without obtaining the Mortgagee’s written consent, the Mortgagor shall not dispose of the collateral under this Contract by whatsoever means.
(3) If the Mortgagor makes any change to its company name, domicile, legal representative, registered capital, scope of business, company category or articles of association, the Mortgagor shall give the Mortgagee a 10 days prior written notice and shall file relevant documents with the Mortgagee for record.
(4) Within 3 Business Days of registration of the collateral, the certificate of title (or right of disposal) or the certificate of the mortgage right shall be delivered by the Mortgagor to the Mortgagee and shall thereby be put under the custody of the Mortgagee.
(5) Any expense arising from the execution and performance of the Contract shall be borne by the Mortgagor.

(6) If an act by the Mortgagor is such as to lessen the value of the collateral, the Mortgagee shall be entitled to request the Mortgagor to restore the collateral to its original status or to provide a security. If the aforesaid request of the Mortgagee has been refused, the Mortgagee may either demand the debtor to repay its debts or request early exercise of its mortgage rights.
ARTICLE 6
OBLIGATIONS OF THE MORTGAGEE
Within 15 days of full settlement by the Borrower of its entire debts under the Main Contract, the Mortgagee shall return the certificate of title or right of disposal of the collateral, the insurance policy of the collateral, and other documents under its custody to the Mortgagor.
ARTICLE 7
INSURANCE
Within 30 days of execution of this Contract, the Mortgagor shall complete all insurance procedures in respect of the collateral with an insurance company acceptable to the Mortgagee in accordance with such type, amount and term of insurance as determined by the Mortgagee. The Mortgagee shall be expressly specified as the first beneficiary in the original copy of the insurance policy.
ARTICLE 8
REALIZATION OF MORTGAGE RIGHTS
If the Borrower fails to fully settle its debts within the scope of guarantee hereunder in accordance with the Main Contract, or if the Mortgagor is declared bankrupt, dissolved or wound down according to law, the Mortgagee shall be entitled to dispose of, in accordance with law, the collateral by way of auction, sale, debt-offsetting assignment, etc. and shall be paid out of the proceeds therefrom. Any amount of such proceeds in excess of the amount of the creditor’s rights guaranteed hereunder shall belong to the Mortgagor.
ARTICLE 9
BREACH OF CONTRACT LIABILITIES
(1) If the Mortgagor fails to handle the insurance procedures in respect of the collateral in accordance with this Contract and thereby causes financial losses to the Mortgagee, the Mortgagor shall indemnify against such losses.

(2) If the collateral suffers any damage or loss due to any fault attributable to the Mortgagor, and if the insurance company lawfully provides no indemnity or provides only an indemnity which is insufficient to cover the Borrower’s debt under the Main Contract, the Mortgagee shall be entitled to request the Mortgagor either to restore the value of the collateral within a prescribed period of time or to make up such shortfall by furnishing a security acceptable to the Mortgagee.
(3) If the Mortgagor unilaterally disposes of the collateral in violation of the Contract, the Mortgagee shall be entitled to request the Mortgagor to restore the collateral to the original condition.
(4) If the Mortgagor conceals such circumstances as the fact that the collateral is under joint ownership, is under any dispute, is seized or restrained, or is the subject of an existing mortgage, and thereby causes losses to the Mortgagee, the Mortgagor shall indemnify against such losses.
(5) If the Mortgagor violates any other provisions of this Contract, or if any of the representations or warranties of the Mortgagor in Article 4 hereof is proved incorrect or misleading, and thereby causes losses to the Mortgagee, the Mortgagor shall indemnify against such losses.
(6) If the Mortgagee, in breach of this Contract, fails to return the certificate of title or right of disposal of the collateral, the insurance policy of the collateral, and other documents under its custody to the Mortgagor, and thereby causes losses to the Mortgagor, the Mortgagee shall indemnify against such losses.
ARTICLE 10
MODIFICATION AND TERMINATION OF THE CONTRACT
(1) Neither the Mortgagor nor the Mortgagee shall modify or terminate the Contract unilaterally. Any modification or termination (where necessary) of this Contract shall be made only by mutual agreement of the two parties in the form of a written instrument.
(2) If the Borrower and the Mortgagee have agreed in writing to modify the Main Contract, the Mortgagor shall continue to assume the obligation of guaranteeing the debts under the Main Contract by mortgaging the collateral under this Contract, provided that if, without the consent of the Mortgagor, such modification to the Main Contract results in an increase of the loan amount thereunder, the Mortgagor shall not be obliged to guarantee such increased portion of the loan.
ARTICLE 11
REGISTRATION OF MORTGAGE
The Mortgagor and the Mortgagee shall register the mortgage with the relevant registration authority within 90 days of production start-up or completion-related final accounting of the Project.
ARTICLE 12
RESOLUTION OF DISPUTE
Any dispute between the Mortgagor and the Mortgagee arising out of the performance of this Contract shall be resolved through consultations. Failing such resolution, the dispute shall be resolved through litigation before the People’s Court of the domicile of the Mortgagee.
ARTICLE 13
MISCELLANEOUS
(1) Matters not covered by this Contract shall be dealt with by the Mortgagor and the Mortgagee through consultations or shall be dealt with according to the stipulations of relevant laws and regulations of the state.
(2) This Contract is made in two originals (with the Mortgagor and the Mortgagee each holding one copy thereof) and in seven duplicates.
ARTICLE 14
EFFECTIVENESS OF THE CONTRACT
The Contract shall become effective as from the date on which both the Mortgagor and the Mortgagee have executed and sealed this Contract.
APPENDIX: Collateral List
COLLATERAL LIST

Name	Location	Appraised Price	Quality	Status	Ownership	Mortgage Value

buildings	plant site of					to be determined
arising out of	Yingli Energy	RMB¥40,000,000		under		based on the
the completion of the Project	(China) Company Limited	(as per the appraisal report)	good	construction	Yingli Energy	value appraisable
					(China)	upon completion
					Company	of the Project or
					Limited	formation of the mortgaged assets
machinery &	plant site of	RMB¥500,000,000		new
equipments	Yingli Energy	(as per the	good	purchase
arising out of	(China)	appraisal report)
the	Company

Name	Location	Appraised Price	Quality	Status	Ownership	Mortgage Value

completion of	Limited
the Project

Mortgagor:	(Company Seal)

Legal Representative	(signature) /s/ Liansheng Miao

(or Authorized Representative)
__(mm)__(dd) __(yy)
Opening Bank & Account No. of Mortgagor:

Mortgagee	(Special Seal for Contracts)

Legal Representative	(signature) /s/ Lihong Wang

(or Authorized Representative)
__(mm)__(dd) __(yy)
Place of Signing: Shijiazhuang, Hebei